Exhibit xxxvii
                           STATE DEPARTMENT OF ASSESSMENTS
                                     AND TAXATION
                                 APPROVED FOR RECORD
                                12-19-94 at 11:42 a.m.
                              ARTICLES OF INCORPORATION
                                          OF
                                 STREET RETAIL, INC.

     FIRST:   The undersigned, Patricia A. Lankenau, whose post office address is Suite 1111, 2600 Virginia Avenue, N.W., Washington, DC 20037, being at least eighteen (18) years of age, does hereby form a corporation under the General Corporation Law of the State of Maryland.

     SECOND: The name of the Corporation (which is hereinafter called the "Corporation") is Street Retail, Inc.

     THIRD:   The purposes for which the Corporation is formed are as follows:

              1. Acquisition of existing buildings located in downtown urban and suburban areas throughout the United States, providing that those areas serve densely populated and stable residential communities.

              2. The Corporation is further authorized to have and exercise any and all powers or privileges now or hereafter conferred by the General Corporation Law of the State of Maryland or under any Act amendatory thereof or supplemental thereto or in substitution therefor.

     FOURTH: The post office address of the principal office of the Corporation in Maryland is:

                                       4800 Hampden Lane, Suite 500
                                       Bethesda, Maryland  20814

     FIFTH:   The name and post office address of the resident agent of the
     Corporation in Maryland is:

                      Steven J. Guttman
                      4800 Hampden Lane, Suite 500
                      Bethesda, Maryland  20814

     Said resident agent is an individual actually residing in the State of Maryland.

     SIXTH:   The total number of shares of capital stock which the Corporation has authority to issue is one million (1,000,000) shares of one class of common stock with a par value of $.01. The aggregate par value of all stock the Corporation has authority to issue is Ten Thousand Dollars ($10,000).

     SEVENTH:         The number of initial directors of the Corporation shall
     be three (3), which number may be increased or decreased pursuant to the Bylaws of the Corporation and the names of the directors who shall act until the first annual meeting or until their successors are elected and qualified are:

                      Steven J. Guttman
                      Hal A. Vasvari
                      M.J. Morrow

     EIGHTH: Provisions limiting or denying to stockholders the preemptive right to acquire additional shares of capital stock of the Corporation are as follows: No holder of capital stock shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of capital stock of any class, whether now or hereafter authorized or whether issued for money, for a consideration other than money, or by way of dividend.

     NINTH:   The provisions for the regulation of the internal affairs of the
     Corporation are to be stated in the Bylaws of the Corporation, as the same may be amended from time to time.

              I have signed these Articles of Incorporation on December 19, 1994, acknowledging it to be my act and that the matters and facts set forth herein are true in all material respects.


                                       /s/Patricia A. Lankenau
                                       ---------------------------
                                       Patricia A. Lankenau




















                                         F102